Exhibit 5.1

 Draft dated 11 June 2026

Subject to the approval of the Matheson LLP Opinions’ Committee

Lucid Capital Markets, LLC

570 Lexington Avenue, 40th Floor

New York, NY 10022

(the “Addressee”)

Our ref 12 June 2026

4031/2 DJ/TB

Dear Addressee

Trinity Biotech plc

Issuance and Delivery of American Depositary Shares pursuant to the At the Market Agreement

1                     Introduction

We act as legal advisers to Trinity Biotech plc, a public limited company incorporated under the laws of Ireland with company number 183476 (the “Company”), which has asked us to give this Opinion as to certain matters of Irish law in connection with the proposed issue and delivery by the Company of up to 50,000,000 American Depositary Shares (the “New ADSs”) (representing, in aggregate, up to 1,000,000,000 A Ordinary Shares of US$0.0001 each (nominal value) in the capital of the Company (“A Ordinary Shares”) to be allotted and issued in connection therewith (such number of A Ordinary Shares, being the “New Shares”)) to the Addressee pursuant to a New York law governed At the Market Offering Agreement dated 12 June 2026 made by and among the Company and the Addressee (the “ATM Agreement”).  Each New ADS represents 20 New Shares.

The New Shares and the New ADSs are further proposed to be allotted, issued and delivered, as the case may be, pursuant to a New York law governed Deposit Agreement dated 21 October 1992, as amended and restated on 15 January 2004 made by and among the Company, The Bank of New York Mellon (the “Depositary”) and the owners and holders of American Depositary Receipts evidencing American Depositary Shares issued thereunder (the “Deposit Agreement”, and together with the ATM Agreement , the “Agreements”).

The New Shares are proposed to be allotted and issued to, and registered in the name of BNY (Nominees) Limited (the “Custodian”), as agent and nominee of the Depositary under the Deposit Agreement.

2                     Basis of Opinion

For the purpose of giving this Opinion, we have examined only the documents and have conducted only the searches listed in Schedule 1 (Documents and Searches) to this Opinion.

This Opinion is strictly limited to the matters expressly stated under Section 3 (Opinions), below, and is not to be read as extending, by implication or otherwise, to any other matter.  This Opinion does not deal with any tax matter or the tax consequences of any matter referred to in this Opinion, in the documents or other materials examined by us for the purpose of giving this Opinion, or otherwise.

We express no opinion and make no representation or warranty as to any matter of fact.  We have not investigated or verified any of the facts or assumptions, or the reasonableness of any assumptions, statements or opinions contained or represented by any person in the documents or other materials examined by us for the purposes of giving this Opinion, nor have we attempted to determine if any relevant facts have been omitted from such documents or materials.  With respect to factual matters, we have relied, without any investigation, solely upon the documents and searches listed in Schedule 1 (Documents and Searches) and upon the representations made by applicable persons therein.

This Opinion is given with respect to the laws of Ireland in effect on the date hereof and is based on legislation published and cases fully reported before that date and our knowledge of the facts relevant to the opinions contained herein.  For the avoidance of doubt, Ireland does not include Northern Ireland (which is a separate jurisdiction), and references to the laws of Ireland do not include the laws in force in Northern Ireland.

We have made no investigations of, and we express no opinion on, the laws of any jurisdiction other than Ireland, or the effect thereof.  In particular, we have made no investigations of any reference to non-Irish laws in any document or other materials examined by us or the meaning or effect thereof, and any phrases used in any non-Irish law governed document examined by us have been construed by us as having the meaning and effect they would have if such document was governed by Irish law.  We have assumed, without enquiry, that there is nothing in the laws of any jurisdiction other than Ireland which would, or might, affect the opinions contained herein, and that, insofar as the laws of any jurisdiction other than Ireland are relevant, such laws have been, or will be, complied with.

This Opinion is expressed as of the date hereof and we assume no obligation to update the opinions contained herein.

3                     Opinions

Based upon, and subject to, the foregoing and the assumptions, qualifications and limitations set out in Schedule 2 (Assumptions), Schedule 3 (Qualifications) and elsewhere in this Opinion, we are of the following opinions:

(a)                 The Company is a public limited company, duly incorporated and validly existing under the laws of Ireland.

(b)                Based solely upon the Searches (as defined below), no steps have been taken under the laws of Ireland to wind up the Company or appoint an examiner, process adviser, liquidator or receiver to the Company or to any of its assets.

(c)                 The Company has the requisite corporate power to enter into and perform its obligations under the ATM Agreement.

(d)                The Company has taken all necessary corporate action required of it to authorise the Company’s entry into and execution of the ATM Agreement and the performance of its obligations thereunder.

(e)                 The ATM Agreement has been duly executed by the Company.

(f)                 The Company has the requisite corporate power to allot and issue, and has taken all necessary corporate action required of it to authorise the allotment and issue of, the New Shares free from the application of any pre-emption or similar rights of the holders of securities in the capital of the Company under the Constitutional Documents (as defined in Schedule 1), under the Companies Act 2014, as amended (the “Companies Act”) or under any other existing law of Ireland of general application to companies incorporated in Ireland.

(g)                The New Shares, when allotted and issued in accordance with the terms and conditions of the Agreements against receipt by the Company of the full consideration payable therefor, will, upon the entry of the name(s) of the Custodian or other relevant allottee(s) in the register of members of the Company as the registered holder(s) thereof (in each case credited as fully paid-up), be validly issued, fully paid-up and non-assessable.  “Non-assessable” is a phrase which has no defined meaning under Irish law, but, for the purposes of this Opinion, shall mean a registered holder of such New Shares is not subject, solely by virtue of its shareholding, to calls for additional payments of capital on such shares.  As a matter of Irish law, a share in an Irish incorporated company is only issued when it has been entered in the register of members of the relevant company.

(h)                Neither the execution by the Company of the ATM Agreement nor the performance by the Company of its obligations thereunder will:

(i)                  conflict with any provision of its Constitutional Documents (as defined in Schedule 1); or

(ii)                contravene in any material respect any existing law of Ireland of general application to companies incorporated in Ireland.

(i)                  The obligations expressed to be assumed by the Company in the ATM Agreement would be recognised by the courts of Ireland as its legal, valid and binding obligations under the laws of Ireland to the extent that such laws apply thereto.

(j)                  No consent, licence, approval or authorisation of any governmental, judicial or public body or authority in Ireland is required to be obtained under any existing law of Ireland of general application to companies incorporated in Ireland, in connection with the entry into and execution by the Company of the ATM Agreement or the performance by the Company of its obligations thereunder.

4                     Reliance

This Opinion is confidential and is given solely for the benefit of the Addressee in its capacity as the “Manager” under the ATM Agreement, and may not be relied upon by the Addressee in any other capacity or for any other purpose or by any other person without our prior written consent.

5                     Disclosure

This Opinion may not be disclosed by the Addressee to any other person or quoted or made public in any way without our prior written consent, except that this Opinion may be disclosed for information purposes only (without our consent):

(a)                 to the directors, officers, employees, auditors and accountants of the Addressee;

(b)                to the extent officially requested by any regulatory authority having jurisdiction over the Addressee; and/or

(c)                 to the extent required by applicable laws or regulations or by any subpoena or similar legal process in Ireland or in another jurisdiction.

Any such disclosure is only permitted on the express condition that this Opinion is not addressed (nor deemed to be addressed) to, and may not be relied upon by, any person to whom it is so disclosed and that we assume no duty, liability or responsibility to any such person.  We have not acted for, or on behalf of, any such person and we have not advised them in any respect, nor considered any matters which may be relevant to them.

6                     Governing Law

This Opinion and the opinions contained herein are governed by, and construed in accordance with, the laws of Ireland.

Yours faithfully

/s/ Matheson LLP

MATHESON LLP

Schedule 1

Documents and Searches

For the purposes of giving this Opinion, we have examined only the documents and have conducted only the searches listed below.

1.                    A .pdf copy of the ATM Agreement.

2.                    A .pdf copy of the Deposit Agreement.

3.                    A certificate issued by the secretary of the Company dated the date of this Opinion (the “Corporate Certificate”):

(a)                 attaching a copy of each of the following documents certified as being true, complete and correct by the secretary:

(i)                  the Company’s certificate of incorporation dated 22 January 1992, certificate of incorporation on change of name dated 24 February 1992, certificate of incorporation on change of name dated 16 July 1992 and certificate of incorporation on re-registration as a public limited company dated 16 July 1992 (the “Certificates of Incorporation”);

(ii)                the memorandum of association of the Company as amended on 30 September 2025 (the “Memorandum of Association”) and the articles of association of the Company adopted on 30 September 2025 (the “Articles of Association”, and together with the Certificates of Incorporation and the Memorandum of Association, the “Constitutional Documents”);

(iii)              written resolutions of all the directors of the Company passed on 12 June 2026 (the “Written Board Resolutions”); and

(iv)              the minutes of the 2025 annual general meeting of the Company held on 30 September 2025 (the “AGM Minutes”); and

(b)                certifying certain other matters, as set out therein, on which we have relied for the purpose of this Opinion.

4.                    Searches carried out by independent law researchers on our behalf against the Company on 12 June 2026: (a) in the Register of Winding-up Petitions maintained at the Central Office of the High Court of Ireland; (b) in the Judgments’ Office of the High Court of Ireland; and (c) on the file of the Company maintained by the Registrar of Companies at the Irish Companies Registration Office  (the “Companies Registration Office”) (the “Searches”).

Schedule 2

Assumptions

The opinions contained herein are given on the basis of the assumptions set out in this Schedule.

1                     Documents

1.1                Genuine Signatures

All signatures (including, for the avoidance of doubt, electronic signatures), initials, seals and stamps contained in, or on, any document examined by us are genuine.

1.2                Authentic and Complete

All documents provided to us as originals are authentic and complete and all documents provided to us as copies (including, without limitation, any document provided to us as a .pdf (or any other format) attachment to an email) are complete and conform to the originals of such documents, and the originals of such documents are authentic and complete with all requisite seals and stamps affixed.

1.3                True and Accurate

The contents of the documents (including the Corporate Certificate) and any other materials examined by us for the purposes of this Opinion are true and accurate as to factual matters, but we have made no independent investigation regarding such factual matters.

1.4                No Revocation or Amendment

All documents dated on, or prior to, the date hereof and on which we have expressed reliance have not been revoked or amended and remain accurate.

1.5                Natural Persons

Each natural person who has executed any document examined by us for the purposes of this Opinion had the due personal legal capacity to do so.

1.6                Electronic Signatures

Any electronic signature inserted on a document was inserted by the signatory in question and not by another person and where attested by a witness was inserted in the physical presence of the witness.  Each party to any document which has been executed using electronic signatures has consented to the execution of that document by way of electronic signature.

1.7                Delivery and Consummation of Transactions

The ATM Agreement has been unconditionally delivered by the parties thereto (including the Company) and is not subject to any escrow or similar arrangement, and the transactions provided for in the ATM Agreement will be consummated upon the terms and conditions provided for therein.

2                     Corporate Authority

2.1                Constitutional Documents

There have been no amendments to the Constitutional Documents or the other attachments to the Corporate Certificate.

2.2                Board Resolutions

The Written Board Resolutions have not, since their date of adoption, been amended, superseded or rescinded, and are in full force and effect.

2.3                Members’ Resolutions

The members’ resolutions documented in the AGM Minutes were passed at a properly convened, constituted and quorate meeting of the members of the Company, and such resolutions have not, since their date of adoption, been amended, superseded or rescinded, and are in full force and effect.

2.4                Corporate Benefit

The Company will derive a commercial benefit from entering into the ATM Agreement commensurate with the obligations undertaken by it thereunder.

2.5                Good Faith, Interests of the Company and Purpose

In approving the entry into the ATM Agreement and the allotment and issue of the New Shares upon the terms and conditions provided for therein, the directors of the Company have acted in good faith in the interests of the Company for the benefit of its members as a whole and for its legitimate business purposes.

2.6                Disclosure of Interests

Each director of the Company has disclosed any interest he or she may have in the ATM Agreement and the transactions provided for therein in accordance with the provisions of the Companies Act and the Constitutional Documents.

2.7                Disqualification or Restriction

No director or secretary of the Company is or was the subject of any declaration, order or deemed order for disqualification or restriction under the Companies Act, including Chapters 3 and 4 of Part 14 thereof, and no such person has received any notice under the Companies Act regarding a disqualification or restriction undertaking.

3                     Share Capital and Membership

3.1                Consideration Received

The Company will have received the full consideration payable for any New Shares (as provided for in the ATM Agreement) prior to, or simultaneous with, their allotment and issue, and no New Share shall be allotted or issued for consideration that is less than its nominal value.

3.2                Authorised Share Capital

At the time of the allotment and issue of any New Shares, the Company will continue to have a sufficient number of unissued A Ordinary Shares in its authorised share capital, being at least equal to the number of New Shares to be allotted and issued, and the Company shall not take any action that would reduce the number of unissued A Ordinary Shares below such amount.

3.3                Capacity of Recipient

Each of the Custodian and any other person to whom New Shares are to be allotted and issued under the ATM Agreement has the due and requisite capacity (and has taken all necessary corporate action to be authorised) to be allotted and issued New Shares and to be registered in the register of members of the Company as the holder thereof.  Each of the Custodian and any such other person has, or will have (prior to the allotment and issue of any New Shares), agreed to become a member of the Company.

4                     Parties Other than the Company

Each person expressed to be a party to the Agreements (other than the Company):

(a)                 is duly incorporated and validly existing;

(b)                is not the subject of any insolvency proceedings (which includes those relating to bankruptcy, liquidation, examinership, rescue process, administration, receivership and reorganisation) in any jurisdiction;

(c)                 had, at the time it entered into each Agreement to which it is expressed to be a party, the due and requisite capacity to enter into and execute such Agreement and had at such time, and continues to have, the due and requisite capacity to perform the obligations it is expressed to assume under it;

(d)                has taken all necessary corporate action to authorise it to execute each Agreement to which it is expressed to be a party and to perform the obligations it is expressed to assume under it;

(e)                 has complied with and will comply with all the laws and regulations applicable to the transactions contemplated by each Agreement to which it is expressed to be a party in any jurisdiction; and

(f)                 has duly executed the Agreements to which it is expressed to be a party.

5                     Searches

The information disclosed by the Searches was accurate and complete as of the date the Searches were made and has not been altered.  The Searches did not fail to disclose any information which had been delivered for registration but which did not appear from the information available at the time the Searches were made or which ought to have been delivered for registration at that time but had not been so delivered.  No additional matters would have been disclosed by additional searches being carried out since that time.

6                     Solvency of the Company

6.1                Solvent

The Company was solvent immediately following the execution of the ATM Agreement.

6.2                Not Insolvent

The Company would not be insolvent as a consequence of doing any act or thing which the ATM Agreement contemplates the Company will do or permit or require the Company to do.

6.3                No Receiver

No receiver has been appointed in relation to the Company or any of its assets or undertaking.

6.4                No Winding Up / Court Protection

The Company has not, and at the time of the allotment and issue of any New Shares will not have, passed a voluntary winding-up resolution or a resolution to place the Company under court protection or to appoint a process adviser and no petition has been, or will have been, presented to, or order made, or will have been made, by a court for the winding-up of the Company or placing of the Company under court protection or for the appointment of a process adviser.

6.5                No unfair preference

In entering into and carrying out the transactions referred to in the ATM Agreement to which it is a party there was no intent by the Company to give a creditor a preference which could be deemed an unfair preference in accordance with section 604 (Unfair preference - effect of winding up on antecedent and other transactions) of the Companies Act.

7                     Laws of Other Jurisdictions

The obligations expressed to be assumed by each party to the Agreements and all relevant documents referred to therein are legal, valid, binding and enforceable obligations under all applicable laws and in all applicable jurisdictions (including the laws of New York by which the Agreements are expressed to be governed), other than, in the case of the Company, the laws of Ireland and the jurisdiction of Ireland.

8                     General

8.1                Representations and Warranties

The representations and warranties given by each party to the Agreements are at all times true and correct in all respects with regard to the facts stated therein (other than those on which we expressly opine in this Opinion).

8.2                Financial Restrictions and Sanctions

The ATM Agreement and the transactions contemplated thereby and transfers and payments to be made thereunder are not and will not be affected or prohibited by any financial restrictions or sanctions imposed by the United Nations, the European Union or Ireland or which arise under any human rights, anti-terrorism, anti-corruption, anti-money laundering or exchange control laws and regulations of the European Union or Ireland, including, without limitation, any arising from orders made under the Financial Transfers Act 1992 of Ireland, the Criminal Justice (Terrorist Offences) Acts 2005 and 2015 of Ireland or the Criminal Justice (Money Laundering and Terrorist Financing) Acts 2010 to 2021 of Ireland.

8.3                Prospectus Regulation

No New Shares or New ADSs have been, or shall be, offered for sale to the public in Ireland or any other member state of the European Economic Area in circumstances that would require a prospectus for the purposes of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (as amended) (the “EU Prospectus Regulation”) to be published or otherwise in breach of the EU Prospectus Regulation, the European Union (Prospectus) Regulations 2019 of Ireland or any other legislation, regulations or rules of Ireland implementing or supplementing the EU Prospectus Regulation in Ireland.

8.4                Irish Takeover Panel Act, 1997, Takeover Rules, 2022 (the “Irish Takeover Rules”)

Neither the allotment and issue of the New Shares nor the issue and delivery of the New ADSs will result in any person or persons “acting in concert” (for the purposes of the Irish Takeover Rules) holding shares representing 30% or more of the voting rights of the Company.

8.5                No Bad Faith or Fraud

There has been no bad faith or fraud, coercion, duress or undue influence on the part of any of the parties to the ATM Agreement (including the Company) or their respective directors, employees, agents and advisers.

8.6                No Other Documents

Save for those identified in Schedule 1 (Documents and Searches), there is no other document in existence that in any way amends or varies the terms of the Agreements or in any way bears upon the opinions stated in this Opinion.

Schedule 3

Qualifications

The opinions contained herein are given subject to the qualifications set out in this Schedule.

1                     Searches

(a)                 A search in the Companies Registration Office will not reveal whether a petition has been presented to the Irish courts for the appointment of a liquidator or an examiner.

(b)                A search of the Register of Winding-up Petitions should reveal the existence of a petition for the appointment of a liquidator or an examiner but there may be a time lag between presentation and entry of particulars of the petition on the Register of Winding-up Petitions and accordingly a search of the Register of Winding-up Petitions may fail to reveal that any such petition has been presented.  Furthermore in the case of certain smaller companies a petition for the appointment of an examiner may be presented to the Circuit Court and a search of the Register of Winding-up Petitions will not reveal the existence of such a petition.

(c)                 A search in the Companies Registration Office should reveal the appointment of a liquidator, examiner, process adviser or receiver (whether by the Irish courts or, in the case of a liquidator, process adviser or a receiver, out of court).  However, similarly there may be a time lag between the appointment and the filing of particulars of the appointment and accordingly a search in the Companies Registration Office may fail to reveal any such appointment.

2                     Legal, Valid and Binding

The expressions “legal, valid and binding” when used in Section 3 (Opinions) mean that the obligations expressed to be assumed under the ATM Agreement are of a type which the courts of Ireland will generally treat as valid and binding.  It does not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms.  In particular, enforcement of obligations under the ATM Agreement may be:

(a)                 limited by general principles of equity, in particular, equitable remedies (such as an order for specific performance or an injunction) which are discretionary and are not available where damages are considered to be an adequate remedy;

(b)                subject to any limitations arising from examinership, rescue process, administration, bankruptcy, insolvency, moratoria, receivership, liquidation, reorganisation, court scheme of arrangement, arrangement and similar laws affecting the rights of creditors;

(c)                 limited by the provisions of the law of Ireland applicable to contracts held to have been frustrated by events happening after their execution;

(d)                invalidated if and to the extent that performance or observance arising in a jurisdiction outside Ireland would be unlawful, unenforceable, or contrary to public policy or to the exchange control regulations under the law of such jurisdiction;

(e)                 invalidated by reason of fraud; and

(f)                 barred under the Statute of Limitations or may be or become subject to the defence of set-off or counterclaim.

3                     Examiner and Rescue Process

3.1                Examiner

The Companies Act prohibits certain steps being taken, except with the leave of the High Court, against a company after the presentation of a petition for the appointment of an examiner.  This prohibition continues for so long as the examiner remains appointed.  An examiner may remain appointed for a maximum period of one hundred days during which time the examiner must complete a report to formulate proposals for a compromise or scheme of arrangement in relation to the company concerned.  Following the submission of this report to the High Court, the High Court may extend the period of appointment by such further period as the High Court considers necessary to enable it to take a decision as to whether it confirms the proposals set forth by the examiner.  Prohibited steps include steps taken to withhold performance of, terminate or accelerate any executory contract solely by reason of the making of a petition to appoint, or the appointment of, an examiner or because the company is unable to pay its debts, steps taken to enforce any security over the company’s property, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

3.2                Examiner – Circuit Court

Under the provisions of the Companies Act, an examiner can also be appointed on a petition to the Circuit Court, if certain criteria are met.  It is not possible for anyone other than a party to the relevant proceedings or the solicitors on record for such parties to inspect the Circuit Court files to ascertain whether a petition for the appointment of an examiner has been made in the Circuit Court, and we have made no searches or enquiries in this regard in respect of the Company.

3.3                Rescue Process

Part 10A of the Companies Act makes provision for a rescue process for small and micro companies (as defined by the Companies Act) which involves the appointment of a process adviser.  It entitles a process adviser to apply to court for an order prohibiting certain steps being taken, except with the leave of the court, against a company after the appointment of a process adviser.  This prohibition continues for so long as the process adviser remains appointed or such other period as the court sees fit.  A process adviser will normally remain appointed for a maximum period of 70 days during which time the process adviser must formulate proposals for a rescue plan in relation to the company concerned and put that plan to meetings of affected members and creditors of the company for approval.  The period of appointment of a process adviser may be extended in certain circumstances, for example, if any affected member or creditor takes proceedings objecting to the rescue plan.  Prohibited steps include steps taken to enforce any security over the company’s property, the commencement or continuation of proceedings or execution or other legal process or the levying of distress against the company or its property and the appointment of a receiver.

4                     Default Interest and Indemnities

4.1                Penalties

A contractual provision conferring or imposing a remedy or an obligation consequent upon default may not be enforceable if it were construed by an Irish court as being a penalty, particularly if it involved enforcing an additional pecuniary remedy (such as a default or overdue interest) referable to such default and which does not constitute a genuine and reasonable pre-estimate of the damage likely to be suffered as a result of the default in payment of the amount in question or the termination in question; further, recovery may be limited by laws requiring mitigation of loss suffered.

4.2                Costs indemnity

An Irish court may not give effect to an indemnity given by any party in the ATM Agreement to the extent it is in respect of legal costs incurred by an unsuccessful litigant or to the extent that it is in respect of litigation costs which are not awarded by the court.

4.3                Currency indemnity

In the event of any proceedings being brought in an Irish court in respect of a monetary obligation expressed to be payable in a currency other than euro an Irish court would have the power to give a judgment to pay a currency other than euro, it may decline to do so in its discretion and an Irish court might not enforce the benefit of currency conversion or indemnity clauses and, with respect to a bankruptcy, liquidation, insolvency, reorganisation or similar proceeding, the law of Ireland may require that all claims or debts are converted into euro at an exchange rate determined by the court as at a date related thereto, such as the date of commencement of a winding up.

5                     General

5.1                Mercury Decision

In the English case of R (on the application of Mercury Tax Ltd) v Revenue and Customs Commissioners [2008] EWHC 2721, Underhill J. made certain obiter dicta to the effect that the practice of signing a signature page taken from a draft version of a document, and subsequently attaching the signature page to the final version of that document, might cause that document to be invalidly executed, notwithstanding that the attaching of the signature page to the final version of the document was authorised by the signatory.  An Irish court is not bound to follow English judgments however, if the signature page to the ATM Agreement was taken from a draft version and was then attached to the final version after being signed by a party, it is possible that an Irish court might hold that such a document was invalidly executed.

5.2                Conclusive

A determination or calculation of any party in the ATM Agreement stated in the ATM Agreement to be conclusive may be held by the courts of Ireland not to be final, conclusive or binding.

5.3                Exclusion from Liability

The effect of terms, if any, in the ATM Agreement excusing a party from a liability or duty otherwise owed are limited by law.

5.4                Amendments

Notwithstanding any provision in any of the Agreements to the contrary, the ATM Agreement may be varied, amended or discharged by a further agreement or affected by a collateral agreement which may be effected by an oral agreement or a course of dealing.

5.5                Discretion

Where a party is vested with a discretion or may determine a matter in his or its opinion, the laws of Ireland may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

5.6                Amendment of Guaranteed Obligations

The courts of Ireland may interpret restrictively any provision purporting to allow the beneficiary of a guarantee or other suretyship to make a material amendment to the obligations to which the guarantee or suretyship relates without further reference to the guarantor or surety.

5.7                Severability

The enforceability of any provision as to severability may be determined by the courts of Ireland at its discretion.

5.8                Powers of Attorney

No opinion is expressed on the irrevocability of any power of attorney.

5.9                Future Negotiation and Uncertain Terms

An Irish court may not give effect to any provision of the ATM Agreement which (a) provides for a matter to be determined by future agreement or negotiation, or (b) it considers to be devoid of any meaning, vague or uncertain.

5.10            Set-off

A right of set-off provided for in a contract or another document may not be enforceable in all circumstances.